Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

a.Registration Statement (Form S-8 No. 333-249424) pertaining to the 2017 Equity Incentive Plan (Prior Plan), 2020 Equity Incentive Plan, and 2020 Employee Stock Purchase Plan of Kronos Bio, Inc.,
b.Registration Statements (Forms S-8 Nos. 333-254620 and 333-262993) pertaining to the 2020 Equity Incentive Plan and 2020 Employee Stock Purchase Plan of Kronos Bio, Inc., and
c.Registration Statement, as amended (Form S-3 No. 333-260922) of Kronos Bio, Inc.;

of our report dated March 15, 2023, with respect to the financial statements of Kronos Bio, Inc. included in this Annual Report (Form 10-K) of Kronos Bio, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

San Mateo, California
March 15, 2023